DISTRIBUTION AGREEMENT

         THIS AGREEMENT is made as of the 30th day of May, 2002 by and between Westlakes Institutional Portfolios (the on "Trust"), a Delaware Business Trust, and Turner Investment Distributors, Inc. (the "Distributor"), a New York corporation.

         WHEREAS, the Trust is a registered, diversified, open-end management investment company under the Investment on Company Act of 1940, as amended ("Investment Company Act"); and

         WHEREAS, the Distributor is registered as a broker-dealer with the Securities and Exchange Commission ("SEC") on under the Securities Exchange Act of 1934, as amended;

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the Trust and Distributor hereby agree as follows:

         ARTICLE 1. Sale of Shares. The Trust grants to the Distributor the exclusive right to sell shares of the on Portfolios at the net asset value per share, plus any applicable sales charges in accordance with the current prospectus, as agent and on behalf of the Trust, during the term of this Agreement and subject to the rules and regulations of the on SEC and the laws governing the sale of securities in the various states (the "Blue Sky Laws").

         ARTICLE 2. Solicitation of Sales. In consideration of these rights granted to the Distributor, the Distributor on agrees to use all reasonable efforts, consistent with its other business, in connection with the distribution of shares on of the Portfolios; provided, however, that the Distributor shall not be prevented from entering into like arrangements on with other issuers. The provisions of this paragraph do not obligate the Distributor to register as a broker or dealer on under the Blue Sky Laws of any jurisdiction or to maintain its registration in any jurisdiction in which it is now on registered, unless it engages in activities contemplated by this Agreement in such jurisdiction. Nothing herein shall on obligate the Distributor to sell any particular number of shares.

         ARTICLE 3. Compensation. The Distributor shall not receive any specific compensation for its activities in on marketing and selling shares.

         ARTICLE 4. Authorized Representations. The Distributor is not authorized by the Trust to give any information on or to make any representations other than those contained in the current registration statement and prospectus of the on Trust filed with the SEC or contained in shareholder reports or other material that may be prepared by or on behalf of on the Trust for the Distributor's use. The Distributor may prepare and distribute sales literature and other material as on it may deem appropriate, provided that such literature and materials have been prepared in accordance with applicable on rules and regulations.

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         ARTICLE 5. Indemnification of Distributor. The Trust agrees to indemnify and hold harmless the Distributor and on each of its directors and officers and each person, if any, who controls the Distributor within the meaning of Section 15 of the Securities Act against any loss, liability, claim, damages or expense (including the reasonable cost of on investigating or defending any alleged loss, liability, claim, damages, or expense and reasonable counsel fees and on disbursements incurred in connection therewith), arising by reason of any person acquiring any shares, based upon the on ground that the registration statement, prospectus, shareholder reports or other information filed or made public by the Trust (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements made not misleading. However, the Trust does not on agree to indemnify the Distributor or hold it harmless to the extent that the statement or omission was made in reliance upon, and in conformity with, information furnished to the Trust by or on behalf of the Distributor.

         In no case (i) is the indemnity of the Trust to be deemed to protect the Distributor against any liability to the Trust or its shareholders to which the Distributor or such person otherwise would be subject by reason of willful on misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Trust to be liable to the Distributor under the indemnity on agreement contained in this paragraph with respect to any claim made against the Distributor or any person indemnified on unless the Distributor or other person shall have notified the Trust in writing of the claim within a reasonable time on after the summons or other first written notification giving information of the nature of the claim shall have been on served upon the Distributor or such other person (or after the Distributor or the person shall have received notice of on service on any designated agent). However, failure to notify the Trust of any claim shall not relieve the Trust from any liability which it may have to the Distributor or any person against whom such action is brought otherwise than on on account of its indemnity agreement contained in this paragraph.

         The Trust shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Trust elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Trust and satisfactory to the on indemnified defendants in the suit whose approval shall not be unreasonably withheld. In the event that the Trust elects to assume the defense of any suit and retain counsel, the indemnified defendants shall bear the fees and expenses of any additional counsel retained by them. If the Trust does not elect to assume the defense of a suit, it will reimburse the on indemnified defendants for the reasonable fees and expenses of any counsel retained by the indemnified defendants.

         The Trust agrees to notify the Distributor promptly of the commencement of any litigation or proceedings against it or any of its officers or Trustees in connection with the issuance or sale of any of its shares.

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         ARTICLE 6. Indemnification of Trust. The Distributor covenants and agrees that it will indemnify and hold on harmless the Trust and each of its Trustees and officers and each person, if any, who controls the Trust within the on meaning of Section 15 of the Securities Act, against any loss, liability, damages, claim or expense (including the on reasonable cost of investigating or defending any alleged loss, liability, damages, claim or expense and reasonable on counsel fees incurred in connection therewith) based upon the Securities Act or any other statute or common law and on arising by reason of any person acquiring any shares, and alleging a wrongful act of the Distributor or any of its on employees or alleging that the registration statement, prospectus, shareholder reports or other information filed or made public by the Trust (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements not misleading, insofar as the statement or omission was made in reliance upon and in conformity with information furnished to the Trust by or on behalf of the on Distributor.

         In no case (i) is the indemnity of the Distributor in favor of the Trust or any other person indemnified to be on deemed to protect the Trust or any other person against any liability to which the Trust or such other person would on otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Distributor to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against the Trust or any person indemnified unless the Trust or person, as the case may be, shall have notified the Distributor in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Trust or upon any person (or after the Trust or such person shall have received notice of service on any designated agent). However, failure to notify the Distributor of any claim shall not relieve on the Distributor from any liability which it may have to the Trust or any person against whom the action is brought on otherwise than on account of its indemnity agreement contained in this paragraph.

         The Distributor shall be entitled to participate, at its own expense, in the defense or, if it so elects, to on assume the defense of any suit brought to enforce the claim, but if the Distributor elects to assume the defense, the on defense shall be conducted by counsel chosen by the Distributor and satisfactory to the indemnified defendants whose on approval shall not be unreasonably withheld. In the event that the Distributor elects to assume the defense of any suit on and retain counsel, the defendants in the suit shall bear the fees and expenses of any additional counsel retained by on them. If the Distributor does not elect to assume the defense of any suit, it will reimburse the indemnified defendants on in the suit for the reasonable fees and expenses of any counsel retained by them.

         The Distributor agrees to notify the Trust promptly of the commencement of any litigation or proceedings against it in connection with the issue and sale of any of the Trust's shares.

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         ARTICLE 7. Effective Date and Termination. This Agreement shall be effective upon its execution, and unless on terminated as provided, shall continue in force for two years from the effective date and thereafter from year to year, on provided that such annual continuance is approved by (i) either the vote of a majority of the Trustees of the Trust, or on the vote of a majority of the outstanding voting securities of the Trust, and (ii) the vote of a majority of those on Trustees of the Trust who are not parties to this Agreement or interested persons of any such party ("Qualified on Trustees"), cast in person at a meeting called for the purpose of voting on the approval. This Agreement shall on automatically terminate in the event of its assignment. As used in this paragraph the terms "vote of a majority of the on outstanding voting securities", "assignment" and "interested person" shall have the respective meanings specified in the Investment Company Act. In addition, this Agreement may at any time be terminated without penalty by the Distributor by on a vote of a majority of Qualified Trustees or by vote of a majority of the outstanding voting securities of the Trust on upon not less than 30 days prior written notice to the other party.

         ARTICLE 8. Notices. Any notice required or permitted to be given by either party to the other shall be deemed on sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other on party at the last address furnished by the other party to the party giving notice: if to the Trust, at 1235 Westlakes on Drive, Suite 350, Berwyn, Pennsylvania 19312 Attention: President, and if to the Distributor, 1235 Westlakes Drive, Suite 350, Berwyn, Pennsylvania 19312 Attention: President.

         ARTICLE 9. Limitation of Liability. A copy of the Certificate of Trust is on file with the Secretary of State on of the State of Delaware, and notice is hereby given that this Agreement is executed on behalf of the Trustees of the on Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the on Trustees, officers or shareholders of the Trust individually but binding only upon the assets and property of the Trust.

         ARTICLE 10. Governing Law. This Agreement shall be construed in accordance with the laws of the State of on Delaware and the applicable provisions of the Investment Company Act. To the extent that the applicable laws of the on State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the Investment Company on Act, the latter shall control.

         ARTICLE 11. Multiple Originals. This Agreement may be executed in two or more counterparts, each of which when on so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same on instrument.

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         IN WITNESS, the Trust and Distributor have each duly executed this
Agreement, as of the day and year above written.


WESTLAKES INSTITUTIONAL PORTFOLIOS



By: /s/ John H. Grady
    -------------------------------

Attest: /s/ Diane J. Drake
        ---------------------------



TURNER INVESTMENT DISTRIBUTORS, INC.



By: /s/ Brian Ferko
    -------------------------------

Attest: /s/ Rami Livelsberger
        ---------------------------




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